SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1 to Form 8-A Originally Filed on July 17, 2001)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

E*TRADE FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	94-2844166 (I.R.S. Employer Identification No.)

135 East 57th Street New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

AMENDMENT No. 1 TO FORM 8-A

This Amendment No. 1 to Form 8-A (this “Amendment”) amends the Form 8-A, originally filed on July 17, 2001 (the “Form 8-A”).  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Form 8-A.

Item 1:  Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following after the last paragraph:

On November 29, 2007, the Company and Wingate Capital Ltd., a Cayman Islands company (the “Investor”), entered into a Master Investment and Securities Purchase Agreement (the “Investment Agreement”).  The Investment Agreement provides for, among other things, the issuance by the Company to the Investor of an aggregate of approximately 18.84% of the Common Stock upon the terms and subject to the conditions set forth in the Investment Agreement.  Prior to the execution of the Investment Agreement, the Company and American Stock Transfer and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of July 9, 2001 (the “Rights Agreement”).  The effect of the Rights Agreement Amendment is to permit execution of the Investment Agreement and the consummation of the transactions contemplated thereby, including the issuance of Common Stock to the Investor and the purchase by the Investor of up to an additional 2% of the Common Stock of the Company, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

In particular, the Rights Agreement Amendment provides that neither the Investor nor any of its affiliates shall be deemed to be an Acquiring Person, and neither a Stock Acquisition Date nor a Distribution Date shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case by virtue of the execution and delivery of the Investment Agreement or the consummation of the transactions contemplated thereby, including the issuance of Common Stock to the Investor and the purchase by the Investor of up to an additional 2% of the Common Stock of the Company.

The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2:  Exhibits

Exhibit No.	Description

4.1
Rights Agreement dated as of July 9, 2001 between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation, and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to the Form 8-A filed on July 17, 2001).

4.2
First Amendment to Rights Agreement, dated as of November 29, 2007, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8-K filed on December 4, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Arlen W. Gelbard
	Name:	Arlen W. Gelbard
	Title:	Chief Administrative Officer and General Counsel

Date:  December 10, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1
Rights Agreement dated as of July 9, 2001 between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation, and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to the Form 8-A filed on July 17, 2001).

4.2
First Amendment to Rights Agreement, dated as of November 29, 2007, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8-K filed on December 4, 2007).